Exhibit 1.1

(ENGLISH LANGUAGE TRANSLATION)

ARTICLES OF INCORPORATION

MAKITA CORPORATION

(ENGLISH LANGUAGE TRANSLATION)

ARTICLES OF INCORPORATION
OF
MAKITA CORPORATION
(Kabushiki Kaisha Makita)

(Partially amended by a resolution of the Ordinary General Meeting of Shareholders on June 29, 2005)

CHAPTER I

GENERAL PROVISIONS

Article 1.  (Corporate name)

     The name of the Company shall be KABUSHIKI KAISHA MAKITA and, in English, Makita Corporation.

Article 2.  (Purpose)

     The purposes of the Company shall be to engage in the following businesses:

1.	Manufacture and sale of machine tools including electric power tools and pneumatic tools, etc., and wood-working tools;

2.	Manufacture and sale of electric machinery and equipment and various other machinery and equipment;

3.	Manufacture and sale of interior furnishings and household goods and their installation work;

4.	Purchase, sale, lease and management of real estate;

5.	Operation of sporting and recreational facilities;

6.	Casualty insurance agency and business relating to offering of life insurance;

7.	Tourist business under the Travel Agency Law;

8.	Acquisition, assignment and licensing of industrial property right, copyright and other intellectual property right and provision of technical guidance;

9.	Investment in various kinds of business; and

10.	All other business incidental or relative to any of the preceding items.

Article 3.  (Location of head office)

     The head office of the Company shall be located in Anjo City, Aichi Prefecture.

Article 4.  (Method by which public notice is made)

     Public notices of the Company shall be given by electronic public notices; provided, however, that if the Company is unable to give an electronic public notice because of accident or any other unavoidable reason, public notices of the Company may be displayed in the Nihon Keizai Shimbun.

CHAPTER II

SHARES

Article 5.  (Total number of shares)

     The total number of shares authorized to be issued by the Company shall be five hundred million (500,000,000); provided, however, that if shares are retired, the total number of shares shall be reduced by the number of shares so retired.

Article 6.  (Acquisition of treasury stock)

     The Company may, by a resolution of the Board of Directors, purchase shares of the Company pursuant to Article 211-3, Paragraph 1, Item 2 of the Commercial Code.

Article 7.	(Number of shares constituting one unit and non-issuance of certificates for shares constituting less than one full unit)

(1)	The number of shares of the Company constituting one unit of shares shall be one thousand (1,000).

(2)	The Company shall not issue certificates for any number of shares constituting less than one full unit (hereinafter referred to as “shares constituting less than a full unit”), unless otherwise provided for in the Share Handling Regulations.

Article 8.  (Sale of shares constituting less than a full unit)

     A shareholder (including a beneficial shareholder; hereinafter the same being applicable) holding shares constituting less than a full unit may request the Company to sell to the shareholder such amount of shares which will, when added together with the shares constituting less than a full unit, constitute a full unit of shares in accordance with the provisions of the share handling regulations.

Article 9.  (Transfer agent)

(1)	The Company shall appoint a transfer agent with respect to the shares.

(2)	The transfer agent and its handling office shall be designated by a resolution of the Board of Directors and public notice thereof shall be given.

(3)	The register of shareholders of the Company (including the register of beneficial shareholders; hereinafter the same being applicable) and the register of lost share certificates of the Company shall be kept at the handling office of the transfer agent, and the business pertaining to shares such as registration of transfer of shares and purchase and sale of shares constituting less than a full unit by the Company shall be handled by the transfer agent and the Company shall not handle these matters.

Article 10.  (Share handling regulations)

     The denominations of share certificates, registration of transfer of shares, purchase and sale of shares constituting less than a full unit by the Company and any other handling business relating to shares and charges therefor shall be governed by the share handling regulations established by the Board of Directors.

Article 11.  (Record date)

(1)	The shareholders who are registered or recorded on the register of shareholders in writing or digitally as of the close of a fiscal year shall be entitled to exercise voting rights at the ordinary general meeting of shareholders for such fiscal year.

(2)	Except for the preceding Paragraph and as otherwise provided in these Articles of Incorporation, the Company may, by a resolution of the Board of Directors, fix a record date whenever necessary upon giving prior public notice.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 12.  (Convocation)

     The ordinary general meeting of shareholders shall be convened in June every year, and extraordinary general meetings of shareholders may, unless otherwise provided for in laws or regulations, be convened whenever necessary.

Article 13.  (Chairman of meetings)

     The president-director shall act as chairman of general meetings of shareholders. When the president-director is unable to act, one of the other directors shall act as chairman in accordance with the order predetermined by a resolution of the Board of Directors.

Article 14.  (Method of adopting resolutions)

(1)	Unless otherwise provided for in laws or regulations or in these Articles of Incorporation, all resolutions of a general meeting of shareholders shall be adopted by a majority of the votes of shareholders present at the meeting.

(2)	Special resolutions provided for in Article 343 of the Commercial Code shall be adopted by not less than two-thirds of the votes of shareholders present at the meetings who hold not less than one-third of the votes of all shareholders.

Article 15.  (Exercise of voting rights by proxy)

     A shareholder or his legal representative may exercise his voting rights through a proxy who is also a shareholder of the Company and who has voting rights.

Article 16.  (Minutes of meetings)

     The substance of proceedings of a general meeting of shareholders and the results thereof shall be recorded in the minutes of the meeting, which shall bear the names and seals of the chairman and of the directors present at the meeting, and shall be kept at the Company.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 17.  (Number)

     The Company shall have not more than fifteen (15) directors.

Article 18.  (Election)

(1)	Directors shall be elected at general meetings of shareholders.

(2)	In order to adopt resolutions for the election of directors, shareholders holding not less than one-third (1/3) of the voting rights of the total shareholders shall be present thereat and a majority of the votes of such shareholders shall be required.

(3)	Cumulative voting shall not be used for the election of directors.

Article 19.  (Terms of office)

(1)	The terms of offices of directors shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last closing of accounts within two (2) years from their assumption of office.

(2)	The term of office of any director elected to increase the number of the directors or to fill a vacancy shall expire upon the expiration of the terms of offices of the other directors then in office.

Article 20.  (Election of representative directors, etc.)

(1)	The Board of Directors shall select directors who have the power to represent the Company.

(2)	By a resolution of the Board of Directors, a chairman, one or more vice chairmen, a president, one or more executive vice presidents, senior managing directors (senmu) and managing directors (jomu) may be appointed.

Article 21.  (Convocation of meetings)

     Unless the date of a meeting is fixed in advance by the Board of Directors, notice of a meeting of the Board of Directors shall be given to each director and statutory auditor at least three (3) days prior to the date set for such meeting; provided, however, that in case of urgency, such period may be shortened.

Article 22.  (Chairman)

     The chairman-director shall act as chairman at meetings of the Board of Directors. When the office of the chairman-director is vacant or the chairman-director is unable to act, the president-director shall act as chairman. When the offices of both the chairman-director and the president-director are vacant or they are unable to act, one of the other directors shall act as chairman in accordance with the order predetermined by a resolution of the Board of Directors.

Article 23.  (Board of Directors)

     In addition to the matters provided for in laws or regulations or these Articles of Incorporation, the Board of Directors shall determine important business matters of the Company.

Article 24.  (Method of adopting resolutions)

     Resolutions at a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the directors present which directors present shall constitute a majority of all directors then in office.

Article 25.  (Advisers and consultants)

     The Board of Directors may, by its resolution, appoint one or more advisers or consultants.

Article 26.  (Remuneration)

     Remuneration to directors shall be determined by a resolution of a general meeting of shareholders.

Article 27.  (Liability Limitation Agreement with Outside Directors)

     The Company may enter into a liability limitation agreement with outside director which limits the maximum amount of their liabilities occurred by their behavior provided for in Item 5, Paragraph 1, Article 266 of the Commercial Code in accordance with Paragraph 19 of the same Article; provided, however, that limited amount of liabilities under such agreement shall be the sum of amounts provided for in each item of Paragraph 19, Article 266 of the Commercial Code.

CHAPTER V

STATUTORY AUDITORS
AND BOARD OF STATUTORY AUDITORS

Article 28.  (Number)

     The Company shall have not more than five (5) statutory auditors.

Article 29.  (Election)

(1)	Statutory auditors shall be elected at general meetings of shareholders.

(2)	In order to adopt resolutions for the election of statutory auditors, shareholders holding not less than one-third (1/3) of the voting rights of the total shareholders shall be present thereat and a majority of the votes of such shareholders shall be required.

Article 30.  (Terms of office)

(1)	The terms of offices of statutory auditors shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last closing of accounts within four (4) years from their assumption of office.

(2)	The term of office of any statutory auditor elected to fill a vacancy shall expire when the term of office of his predecessor would have expired.

Article 31.  (Convocation of meetings)

     Unless the date of a meeting is fixed in advance by the Board of Statutory Auditors, notice of a meeting of the Board of Statutory Auditors shall be given to each statutory auditor at least three (3) days prior to the date set for such meeting; provided, however, that in case of urgency, such period may be shortened.

Article 32.  (Method of adopting resolutions)

     Unless otherwise provided for in laws or regulations, resolutions at a meeting of the Board of Statutory Auditors shall be adopted by an affirmative vote of a majority of the statutory auditors then in office.

Article 33.  (Remuneration)

     Remuneration to statutory auditors shall be determined by a resolution of a general meeting of shareholders.

CHAPTER VI

ACCOUNTS

Article 34.  (Fiscal period)

     The fiscal period of the Company shall end on the 31st day of March each year.

Article 35.  (Dividends)

     Dividends shall be paid to the shareholders or registered pledgees appearing in writing or digitally on the register of shareholders as of the closing thereof on the 31st day of March each year.

Article 36.  (Interim dividends)

     The Company may, by a resolution of the Board of Directors, pay interim dividends to the shareholders or registered pledgees whose names appear in wiring or digitally on the register of shareholders as of the closing thereof on the 30th day of September each year.

Article 37.  (Prescription period for dividends)

     The Company shall be exempted from the obligation to pay dividends or interim dividends after three (3) years have elapsed from the date on which the payment of the dividends or interim dividends commenced.